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                                                                    Exhibit 10.1

                             EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") has been executed as of January 1, 1997 by and between Countrywide Asset Management Corporation ("Employer") and Richard Wohl ("Officer").


                                  WITNESSETH:


WHEREAS, Employer desires to obtain the benefit of continued services of Officer and Officer desires to continue to render services to Employer and its affiliates.

WHEREAS, Employer and Officer desire to set forth the terms and conditions of Officer's employment with Employer and its affiliates under this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. TERM. Employer agrees to employ Officer and Officer agrees to serve Employer and its affiliates, in accordance with the terms hereof, for a term beginning on the date first written above and ending on December 31, 2000, unless earlier terminated in accordance with the provisions hereof.

2. POSITION, DUTIES AND RESPONSIBILITIES. Employer and Officer hereby agree that, subject to the provisions of this Agreement, Employer will employ Officer and Officer will serve Employer as Executive Vice President, General Counsel and Secretary of Employer and CWM Mortgage Holdings, Inc. ("Holdings") and as a Director of Independent National Mortgage Corporation and any similarly structured entity or subsidiary (collectively, "Indy Mac"). Employer agrees that Officer's duties hereunder shall be the usual and customary duties of such office and such further duties as shall not be inconsistent with the provisions of applicable law. Officer shall have such executive power and authority as shall reasonably be required to enable him to discharge his duties in the offices which he may hold. All compensation paid to Officer by Employer or any of its affiliates shall be aggregated in determining whether Officer has received the benefits provided for herein, but without prejudice to the allocation of costs among the entities to which Officer renders services hereunder.

3. SCOPE OF THIS AGREEMENT AND OUTSIDE AFFILIATIONS. During the term of this Agreement, Officer shall devote his full business time and energy, except as expressly provided below, to the business, affairs and interests of Employer and its affiliates, and matters related thereto, and shall use his best efforts and abilities to promote their respective interests. Officer agrees that he will diligently endeavor to promote the business, affairs and interests of Employer and
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   its affiliates and perform the services contemplated hereby, in accordance with the policies established by the Board, which policies shall be consistent with this Agreement. Officer agrees to serve without additional remuneration as an officer of Holdings or of one or more (direct or indirect) subsidiaries or affiliates of Employer or Holdings as the Board may from time to time request, subject to appropriate authorization by the affiliate or subsidiary involved and any limitation under applicable law. Officer's failure to discharge an order or perform a function because Officer reasonably and in good faith believes such would violate a law or regulation or be dishonest shall not be deemed a breach by him of his obligations or duties pursuant to any of the provisions of this Agreement, including without limitation pursuant to Section 5(c) hereof.

   During the course of Officer's employment as a full-time officer hereunder, Officer shall not, without the consent of the Board, compete, directly or indirectly, with Employer in the business then conducted by Employer or any of its affiliates.

   Officer may make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining approval by the Board, provided such activities and services do not materially interfere or conflict with the performance of his duties hereunder.

4. COMPENSATION AND BENEFITS.

   a. BASE SALARY. Employer shall pay to Officer a base salary in respect of the fiscal year of Employer (a "Fiscal Year") ending December 31, 1997 at the annual rate of $225,000 (the "Annual Rate"). In respect of the Fiscal Years ending in 1998, 1999, and 2000, the Compensation Committee of the Board (the "Compensation Committee) may, based upon the recommendation of Michael W. Perry and the performance of Officer and Employer, increase the Annual Rate. While any such increase shall be at the discretion of the Compensation Committee, it is anticipated that, for any Fiscal Year, an earnings per share increase of 15% would result in an increase in the Annual Rate of 10%, but could exceed such percentage if warranted.

   b. INCENTIVE COMPENSATION. Employer shall pay to Officer for each of the Fiscal Years ending during the term of this Agreement an incentive compensation award in an aggregate amount determined by adding the sum of
      (x) the Discretionary Incentive Award, as determined pursuant to the Discretionary Incentive Award Plan attached hereto as Appendix A, and (y) a Profitability Incentive Award, as determined pursuant to the Annual Incentive Plan and Incentive Matrix attached hereto as Appendix B. The terms of the Discretionary Incentive Award shall be determined at the beginning of each Fiscal Year during the term of this Agreement, as mutually agreed upon by Employer and Officer in good faith, with at least one-half of the Discretionary Incentive Award being determined with reference to Officer's general performance in the areas of legal affairs,


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      compliance and contract administration, and up to one-half of the
      Discretionary Incentive Award being determined with reference to specific goals and/or objectives to be accomplished (with reasonable percentage benchmarks for partial accomplishment). In determining the maximum amount of the Discretionary Incentive Award for any Fiscal Year, such maximum amount (x) shall be increased by a percentage equal to the percentage of any increase in Holding's reported earnings per share for the applicable Fiscal Year over such earnings for the preceding Fiscal Year, or (y) shall be decreased by a percentage equal to the percentage of any decrease in Holding's reported earnings per share for the applicable Fiscal Year over such earnings for the preceding Fiscal Year (provided that, for the purpose of the 1997 Fiscal Year, the maximum amount of the Discretionary Incentive Award shall be $150,000, regardless of the percentage increase or decrease in Holding's reported earnings per share for the 1997 Fiscal Year over such earnings for the preceding Fiscal Year). The Profitability Incentive Award shall be determined by calculating the amount due to be paid, pursuant to the Annual Incentive Plan and Incentive Matrix which is attached hereto as Appendix B. The aggregate incentive compensation award payable to Officer for any Fiscal Year shall be paid no later than thirty
      (30) days after completion of the applicable audited financial statements for such Fiscal Year. In the event of a material one-time charge against earnings by Holdings associated with Holdings' buyout of Employer as manager of Holdings, the earnings of Holdings shall not be decreased for such charge in the calculation of EPS in connection with the determination of Officer's base and incentive compensation hereunder. For the purpose of any allocation of Officer's incentive compensation pursuant to Section 2 above, it is understood that the calculation of earnings of Holdings includes Holdings' equity interest in the earnings of Indy Mac.

   c. STOCK OPTIONS. As soon as practicable after the date first written above, Holdings shall grant to Officer a stock option in respect of 40,000 shares of Holdings' common stock, such option to become exercisable as to 13,333 shares, 13,333 shares and 13,334 shares on each of the first three (3) anniversaries of the date of grant. Beginning with the 1998 Fiscal Year and in respect of each of the following Fiscal Years during the term of this Agreement, Holdings may also grant to Officer stock options for such number of shares of Holdings' common stock as the Compensation Committee in its sole discretion determines, taking into account Officer's and Holdings' performance and the competitive practices then prevailing regarding the granting of stock options. Subject to the foregoing, it is anticipated that the number of shares in respect of each annual stock option grant shall be between 25,000 and 75,000, with the annual grant targeted at 50,000 shares for the 1998 Fiscal Year, and increasing thereafter assuming "good performance," as determined by Employer's President and Chief Operating Officer and consistent performance of Holdings in meeting earnings per share goals as set by the President and Chief Operating Officer and Holdings' Board of Directors. The stock options described in this Section 4(c) in respect of a Fiscal Year shall be granted at the same time as Holdings grants stock options to its other senior executives in respect of such Fiscal Year.

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      All stock options granted in accordance with this Section 4(c): (i) shall be granted pursuant to Holdings' current stock option plan, or such other stock option plan or plans as may be or come into effect during the term of this Agreement, (ii) shall have a per share exercise price equal to the fair market value (as defined in the current Plan or such other plan or plans) of the common stock at the time of grant, (iii) shall become exercisable in three equal installments on each of the first three anniversaries of the date of grant, (iv) shall become immediately and fully exercisable in the event of a Change of Control (as defined in Appendix C) or in the event that Officer's employment is terminated due to death or Disability, or by Employer other than for Cause (as defined in Section 5(c)), or in the event that this Agreement terminates according to its terms (as provided in Section 5(g)), and (v) shall be subject to such other reasonable and consistent terms and conditions as may be determined by the Compensation Committee and set forth in the agreement evidencing the award.

   d. ADDITIONAL BENEFITS. Officer shall also be entitled to all rights and benefits for which he is otherwise eligible under any bonus plan, stock purchase plan, participation or extra compensation plan, executive compensation plan, pension plan, profit-sharing plan, life and medical insurance policy, or other plans or benefits, which Employer or its subsidiaries may provide for him, or provided he is eligible to participate therein, for senior officers generally or for employees generally, during the term of this Agreement (collectively, "Additional Benefits"). This Agreement shall not affect the provision of any other compensation, retirement or other benefit program or plan of Employer. If Officer's employment is terminated hereunder, pursuant to Section 5(a), 5(b), or 5(d), Employer shall continue for the period specified in Section 5(a), 5(b), or 5(d) hereof, to provide benefits substantially equivalent to Additional Benefits (other than qualified pension or profit sharing plan benefits and option, equity or stock appreciation or other incentive plan benefits as distinguished from health, disability and welfare type benefits) on behalf of Officer and his dependents and beneficiaries which were being provided to them immediately prior to Officer's Termination Date, but only to the extent that Officer is not entitled to comparable benefits from other employment.

   e. DEFERRAL OF AMOUNTS PAYABLE HEREUNDER. In the event Officer should desire to defer receipt of any cash payments to which he would otherwise be entitled hereunder, he may present such a written request to the Compensation Committee which, in its sole discretion, may enter into a separate deferred compensation agreement with Officer.

5. TERMINATION. The compensation and benefits provided for herein and the employment of Officer by Employer shall be terminated only as provided for below in this Section 5:

   a. DISABILITY. In the event that Officer shall fail, because of illness, injury or similar incapacity ("Disability"), to render for four (4) consecutive calendar months, or for shorter periods aggregating eighty
      (80) or more business days in any twelve (12) month period, services contemplated by this Agreement, Officer's full-time employment

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      hereunder may be terminated, by written Notice of Termination from
      Employer to Officer; and thereafter, Employer shall continue, from the Termination Date until Officer's death or December 31, 2000, whichever first occurs (the "Disability Payment Period"), (i) to pay compensation to Officer, in the same manner as in effect immediately prior to the Termination Date, in an amount equal to (1) fifty percent (50%) of the then existing base salary payable immediately prior to the termination, minus (2) the amount of any cash payments due to him under the terms of Employer's disability insurance or other disability benefit plans or Employer's tax-qualified Defined Benefit Pension Plan, and any compensation he may receive pursuant to any other employment, and (ii) to provide during the Disability Payment period the benefits specified in the last sentence of Section 4(d) hereof.

      The determination of Disability shall be made only after 30 days notice to Officer and only if Officer has not returned to performance of his duties during such 30-day period. In order to determine Disability, both Employer and Officer shall have the right to provide medical evidence to support their respective positions, with the ultimate decision regarding Disability to be made by a majority of Employer's disinterested directors.

   b. DEATH. In the event that Officer shall die during the term of this Agreement, Employer shall pay Officer's base salary for a period of twelve
      (12) months following the date of Officer's death and in the manner otherwise payable hereunder, to such person or persons as Officer shall have directed in writing or, in the absence of a designation, to his estate (the "Beneficiary"). Employer shall also (1) pay to such Beneficiary (x) an amount equal to the incentive compensation that would have been payable to Officer pursuant to Section 4(b) in respect of the Fiscal Year in which the Officer's death occurs multiplied by a fraction, the numerator of which is the number of days in such Fiscal Year through the date of Officer's death and the denominator of which is 365 and (y) any unpaid incentive compensation payable to Officer pursuant to Section 4(b) in respect of the Fiscal Year immediately preceding the Fiscal Year in which his death occurs and (2) provide during the twelve-month period following the date of Officer's death the benefits specified in the last sentence of Section 4(d) hereof. If Officer's death occurs while he is receiving payments for Disability under Section 5(a) above, such payments shall cease and the Beneficiary shall be entitled to the payments and benefits under this Subsection 5(b), which shall continue for a period of twelve months thereafter at the full rate of base salary in effect immediately prior to the Disability. This Agreement in all other respects will terminate upon the death of Officer; provided, however, that (i) the termination of the Agreement shall not affect Officer's entitlement to all other benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to its termination, and (ii) to the extent not otherwise vested, all outstanding stock options granted to Officer pursuant to Section 4(c) will vest upon his death.

   c. CAUSE. Employer may terminate Officer's employment under this Agreement for "Cause." A termination for Cause is a termination by reason of (i) a material breach of

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      this Agreement by Officer (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith or without reasonable belief that such breach is in the best interests of Employer and which is not remedied within a reasonable period of time after receipt of written notice from Employer specifying such breach, or (ii) Officer's conviction by a court of competent jurisdiction of a felony, or (iii) entry of an order duly issued by any federal or state regulatory agency having jurisdiction in the matter removing Officer from office of Employer or its affiliates or permanently prohibiting him from participation in the conduct of the affairs of Employer of any of its affiliates. If Officer shall be convicted of a felony or shall be removed from office and/or temporarily prohibited from participating in the conduct of Employer's or any of its affiliates' affairs by any federal or state regulatory authority having jurisdiction in the matter, Employer's obligations under Sections 4(a), 4(b) and 4(c) hereof shall be automatically suspended; provided, however, that if the charges resulting in such removal or prohibition are finally dismissed or if a final judgment on the merits of such charges is issued in favor of Officer, or if the conviction is overturned on appeal, then Officer shall be reinstated in full with back pay for the removal period plus accrued interest at the rate then payable on judgments. During the period that Employer's obligations under Sections 4(a), 4(b) and 4(c) hereof are suspended, Officer shall continue to be entitled to receive Additional Benefits under Section 4(d) until the conviction of the felony or removal from office has become final and non-appealable. When the conviction of the felony or removal from office has become final and non-appealable, all of Employer's obligations hereunder shall terminate; provided, however, that the termination of Officer's employment pursuant to this Section 5(c) shall not affect Officer's entitlement to all benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to his termination of employment. Anything herein to the contrary notwithstanding, termination for Cause shall not include termination by reason of Officer's job performance or a job performance rating given to Officer for his job performance or the financial performance of Holdings or any affiliated company.

   d. SEVERANCE.

      (i) Except as provided in Section 5(d)(ii) below, if during the term of this Agreement, Officer's employment shall be terminated by Employer other than for Cause, then Employer shall (1) pay Officer in a single payment as soon as practicable after the Termination Date, but in no event later than thirty (30) days thereafter, (A) an amount in cash equal to one year of Officer's base salary at the Annual Rate at the Termination Date and (B) an amount equal to the incentive compensation paid or payable to Officer pursuant to Section 4(b) in respect of the Fiscal Year immediately preceding the Fiscal Year in which Officer's Termination Date occurs (the "Bonus Rate"); provided, however, that in the event the first anniversary of the Termination Date occurs on a date prior to the end of a Fiscal Year, Employer shall also pay Officer an amount equal to the product of (x) the Bonus Rate and (y) a fraction, the numerator of which is (I) the number of days elapsed since the end of the

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          immediately preceding Fiscal Year through the end of the Severance
          Period and (II) the denominator of which is 365, and (2) until the first anniversary of the Termination Date, provide the benefits specified in the last sentence of Section 4(d) hereof. Employer shall also pay in a single payment as soon as practicable after the Termination Date, but in no event later than thirty (30) days thereafter, any unpaid incentive compensation payable to Officer pursuant to Section 4(b) in respect of the Fiscal Year immediately preceding the Fiscal Year in which Officer's Termination Date occurs.

     (ii) If within two (2) years after a "Change in Control" (as defined in Appendix C to this Agreement) and during the term of this Agreement, Officer's employment shall be terminated by Employer other than for Cause or by Officer for Good Reason, then (A) Employer shall pay Officer in a single payment as soon as practicable after the Termination Date, but in no event later than thirty (30) days thereafter, (x) as severance pay and in lieu of any further salary and incentive compensation for periods subsequent to the Termination Date, an amount in cash equal to two times the sum of (1) Officer's base salary at the Annual Rate at the Termination Date and (2) the incentive compensation paid or payable to Officer pursuant to Section 4(b) in respect of the Fiscal Year immediately preceding the Fiscal Year in which Officer's Termination Date occurs and (y) any unpaid incentive compensation payable to Officer pursuant to Section 4(b) in respect of the Fiscal Year immediately preceding the Fiscal Year in which Officer's Termination Date occurs, and (B) Employer shall continue to provide for two years from the Termination Date the benefits specified in the last sentence of Section 4(d) hereof.

    (iii) For purposes of this Agreement, "Good Reason" shall be deemed to occur if Employer (x) breaches this Agreement in any material respect or (y) takes any other action which results in the diminution in Officer's status, title, position, authority and responsibilities other than an insubstantial action not taken in bad faith and which is remedied by Employer promptly after receipt of notice by Officer.

     (iv) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by Employer or any other person or entity to or for the benefit of Officer (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with Employer or a change in ownership or effective control of Employer or a substantial portion of its assets (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), the Payments shall be reduced (but not below zero) to the extent necessary so that no Excise Tax would be imposed. If the application of the preceding sentence should require a reduction in Payments or other "parachute payment" (within the meaning of Section 280G of the Code), unless

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          Officer shall have designated otherwise, such reduction shall be implemented, first, by reducing any non-cash benefits (other than stock options) to the extent necessary, second, by reducing any cash benefits to the extent necessary and, third, by reducing any stock options to the extent necessary. In each case, the reductions shall be made starting with the payment or benefit to be made on the latest date following the Termination Date and reducing payments or benefits in reverse chronological order therefrom. All determinations concerning the application of this paragraph shall be made by a nationally recognized firm of independent accountants, selected by Officer and satisfactory to Employer, whose determination shall be conclusive and binding on all parties. The fees and expenses of such accountants shall be borne by Employer.

   e. RESIGNATION. Except as provided in Section 5(d)(ii) hereof, if during the term of this Agreement, Officer shall resign voluntarily, all of his rights to payment or benefits hereunder shall immediately terminate; provided, however, that the termination of Officer's employment pursuant to this Section 5(e) shall not affect Officer's entitlement to all benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to his termination of employment.

   f. NOTICE OF TERMINATION. Any purported termination by Employer or by Officer shall be communicated by a written Notice of Termination to the other party hereto which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of Officer's employment under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination. The "Termination Date" shall mean the date specified in the Notice of Termination, which shall be no less than 30 or more than 60 days from the date of the Notice of Termination. Notwithstanding any other provision of this Agreement, in the event of any termination of Officer's employment hereunder for any reason, Employer shall pay Officer his full base salary through the Termination Date, plus any Additional Benefits which have been earned or become payable, but which have not yet been paid as of such Termination Date.

   g. NON-RENEWAL OF AGREEMENT. In the event that this Agreement terminates according to its terms on December 31, 2000, and is not renewed on terms mutually acceptable to Employer and Officer, such termination of Officer's employment pursuant to this Section 5(g) shall not affect Officer's entitlement to all benefits in which he has become vested or which are otherwise payable with respect to periods ending on or prior to his termination of employment, provided that, to the extent not otherwise vested, all outstanding stock options granted to Officer pursuant to
      Section 4(c) shall thereupon vest.

6. REIMBURSEMENT OF BUSINESS EXPENSES. During the term of this Agreement, Employer shall reimburse Officer promptly for all business expenditures to the extent that such expenditures

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   meet the requirements of the Code for deductibility by Employer for federal income tax purposes or are otherwise in compliance with the rules and policies of Employer and are substantiated by Officer as required by the Internal Revenue Service and rules and policies of Employer.

7. INDEMNITY. To the extent permitted by applicable law, the Certificate of Incorporation and the By-Laws of Employer or Holdings, as applicable (as from time to time in effect) and any indemnity agreements entered into from time to time between Employer and Officer, Employer shall indemnify Officer and hold him harmless for any acts or decisions made by him in good faith while performing services for Employer, and shall use reasonable efforts to obtain coverage for him under liability insurance policies now in force or hereafter obtained during the term of this Agreement covering the other officers or directors of Employer.

8. MISCELLANEOUS.

   a. SUCCESSION. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns, but without the prior written consent of Officer, this Agreement may not be assigned other than in connection with a merger or sale of substantially all the assets of Employer or similar transaction. Notwithstanding the foregoing, Employer may assign, whether by assignment agreement, merger, operation of law or otherwise, this Agreement to Holdings or Indy Mac, or to any successor of either of them, subject to such assignee's express assumption of all obligations of Employer hereunder, and Officer hereby consents to any such assignment. The failure of any successor to or assignee of Employer's business and/or assets in such transaction to expressly assume all obligations of Employer hereunder shall be deemed a material breach of this Agreement by Employer. The obligations and duties of Officer hereby shall be personal and not assignable.

   b. NOTICES. Any notices provided for in this Agreement shall be sent to Employer at its corporate headquarters, Attention: President/Chief Operating Officer, or to such other address as Employer may from time to time in writing designate, and to Officer at such address as he may from time to time in writing designate (or his business address of record in the absence of such designation). All notices shall be deemed to have been given two (2) business days after they have been deposited as certified mail, return receipt requested, postage paid and properly addressed to the designated address of the party to receive the notices.

   c. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements between the parties relating to said subject matter. No modifications or amendments of this Agreement shall be valid unless made in writing and signed by the parties hereto.

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   d. WAIVER. The waiver of the breach of any term or of any condition of this
      Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

   e. CALIFORNIA LAW. This Agreement shall be construed and interpreted in accordance with the laws of California.

   f. ATTORNEYS' FEES IN ACTION ON CONTRACT. If any litigation shall occur between the Officer and Employer, which litigation arises out of or as a result of this Agreement or the acts of the parties hereto pursuant to this Agreement, or which seeks an interpretation of this Agreement, the prevailing party in such litigation, in addition to any other judgment or award, shall be entitled to receive such sums as the court hearing the matter shall find to be reasonable as and for the attorneys' fees of the prevailing party.

   g. CONFIDENTIALITY. Officer agrees that he will not divulge or otherwise disclose, directly or indirectly, any trade secret or other confidential information concerning the business or policies of Employer or any of its subsidiaries which he may have learned as a result of his employment during the term of this Agreement or prior thereto as an employee, officer or director of or consultant to Employer or any of its subsidiaries, except to the extent such use or disclosure is (i) necessary or appropriate to the performance of this Agreement and in furtherance of Employer's best interests, (ii) required by applicable law or in response to a lawful inquiry from a governmental or regulatory authority, (iii) lawfully obtainable from other sources, or (iv) authorized by Employer. The provisions of this subsection shall survive the expiration, suspension or termination, for any reason, of this Agreement.

   h. REMEDIES OF EMPLOYER. Officer acknowledges that the services he is obligated to render under the provisions of this Agreement are of a special, unique, unusual, extraordinary and intellectual character, which gives this Agreement peculiar value to Employer. The loss of these services cannot be reasonably or adequately compensated in damages in an action at law and it would be difficult (if not impossible) to replace these services. By reason thereof, Officer agrees and consents that if he violates any of the material provisions of this Agreement, Employer, in addition to any other rights and remedies available under this Agreement or under applicable law, shall be entitled during the remainder of the term to seek injunctive relief, from a tribunal of competent jurisdiction, restraining Officer from committing or continuing any violation of this Agreement.

   i. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

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   j. NO OBLIGATION TO MITIGATE. Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and, except as provided in Section 5(a)(i)(2) hereof, no payment hereunder shall be offset or reduced by the amount of any compensation or benefits provided to Officer in any subsequent employment.

   k. COVENANT NOT TO COMPETE

      (i) IN GENERAL. Officer agrees that while he is employed by Employer during the term of this Agreement and for a period of one year after the termination of such employment for whatever reason, other than (x) any termination by Employer, either for Cause or other than for Cause or (y) resignation by Officer for Good Reason (the "Non-Compete Period"), he shall not, within North America:

          (A) engage in any business, whether as an employee, consultant, partner, principal, agent, representative or stockholder (other than as a stockholder of less than a one percent (1%) equity interest) or in any other corporate or representative capacity with any other business whether in corporate, proprietorship, or partnership form or otherwise, where such business is engaged in any activity which competes with the business of Employer (or its subsidiaries or affiliates) as conducted on the date Officer's employment terminated or which will compete with any proposed business activity of Employer (or its subsidiaries or affiliates) in the planning stage on such date;

          (B) solicit business from, or perform services for, any company or other business entity which at any time during the two-year period immediately preceding Officer's termination of employment with Employer was a client of Employer (or its subsidiaries or affiliates) (including without limitation any lessee, vendor or supplier); or

          (C) offer, or cause to be offered, employment, either on a full-time, part-time or consulting basis, to any person who was employed by Employer (or its subsidiaries or affiliates) on the date Officer's employment terminated, unless Officer shall have received the prior written consent of Employer.

     (ii) CONSIDERATION. The consideration for the foregoing covenant not to compete, the sufficiency of which is hereby acknowledged, is Employer's agreement to continue to employ Officer and provide compensation and benefits pursuant to this Agreement, including but not limited to Section 5(d).

    (iii) EQUITABLE RELIEF AND OTHER REMEDIES. Officer acknowledges and agrees that Employer's remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact,

          Officer agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Employer, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

     (iv) REFORMATION. If the foregoing covenant not to compete would otherwise be determined invalid or unenforceable by a court of competent jurisdiction, such court shall exercise its discretion in reforming the provisions of this Section to the end that Officer be subject to a covenant not to compete, reasonable under the circumstances, enforceable by Employer.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                     EMPLOYER


                                     By:   \s\ Michael W. Perry
                                          ---------------------

                                     Name:  Michael W. Perry

                                     Title:  President and Chief Operating
                                             Officer


                                     OFFICER


                                     \s\ Richard H. Wohl
                                     -------------------

                                     in his individual capacity

                                  APPENDIX A

                             ANNUAL INCENTIVE PLAN

                      1997 DISCRETIONARY INCENTIVE AWARD
                      ----------------------------------


1. Potential Discretionary Incentive Award for Legal Affairs, Compliance and
   -------------------------------------------------------------------------
   Contract Administration:  From $0 up to $75,000, based on your manager's
   -----------------------
   evaluation of your performance.

2. Potential Discretionary Incentive Award for Product Development, Seller Guide
   -----------------------------------------------------------------------------
   and Policies and Procedures:
   ---------------------------


                                           Maximum Potential                                  Performance Percentage:
      Goal/Objective                         Discretionary                                  Excellent/Good/Satisfactory/
      --------------                       Incentive Amount                                            Poor
                                           ----------------                                            ----
   a. Develop and implement new and             $50,000                                       100% / 75% / 50% / 0%
      enhanced products according to plan
      that lead to significant volumes (8
      new/10 enhanced)
   b. Automate Indy Mac Seller/Servicer         $15,000                                       100% / 75% / 50% / 0%
      Guide
   c. Complete major administrative             $10,000                                       100% / 75% / 50% / 0%
      policies and procedures, maintain and     -------
      implement electronic format
   Total:                                       $75,000
   -----

   The Potential Discretionary Incentive Award for Product Development, Seller Guide and Policies and Procedures shall be calculated by (1) multiplying (x) the Performance Percentage for each Goal/Objective times (y) the Maximum
                                                      -----
   Potential Discretionary Incentive Amount for such Goal/Objective, and (2) adding all sums determined pursuant to the preceding clause (1) for each Goal/Objective. The Maximum Potential Discretionary Incentive Award for Product Development, Seller Guide and Policies and Procedures for 1997 shall be $75,000.

                                  APPENDIX B
                             ANNUAL INCENTIVE PLAN


INCENTIVE MATRIX*


                         ANNUAL INCENTIVE EARNED ($000)


                                PERCENT CHANGE IN EPS OVER PRIOR YEAR
--------------------------------------------------------------------------------
                       -30%                                               30% OR
   EPS ACHIEVED      OR LESS    -20%     -10%      0%     10%     20%      MORE
------------------   -------    -----    -----    ----    ----    ----    ------

Less than $1.10            0        0        0       0       0       0         0
$1.10                   $  0    $  20    $  50    $ 80    $110    $140      $170
$1.30                     10       30       60      90     120     150       180
$1.50                     20       40       70     100     130     160       190
$1.70                     30       50       80     110     140     170       200
$1.90                     40       60       90     120     150     180       210
$2.10                     50       70      100     130     160     190       220
$2.30                     60       80      110     140     170     200       230
$2.50                     60       90      120     150     180     210       240
$2.70                     60      100      130     160     190     220       260
$2.90                     60      100      140     170     200     240       280
$3.10                     60      100      150     180     220     260       300
$3.30 or more             60      100      160     190     240     280       320
--------------------------------------------------------------------------------


---------------------------------
* Interpolate between indicated amounts.

                                  APPENDIX C


A "Change in Control" shall mean the occurrence during the term of the Agreement, of any one of the following events:

     A. An acquisition (other than directly from Employer) of any common stock or other "Voting Securities" (as hereinafter defined) of Employer by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty five percent (25%) or more of the then outstanding shares of Employer's common stock or the combined voting power of Employer's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. For purposes of this Agreement, (1) "Voting Securities" shall mean Employer's outstanding voting securities entitled to vote generally in the election of directors and
          (2) a "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) Employer or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by Employer (for purposes of this definition, a "Subsidiary"), (ii) Employer or any of its Subsidiaries, (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined) or (iv) Countrywide Credit Industries, Inc. or any of its affiliates or subsidiaries ("Countrywide Credit").

     B. The individuals who, as of the date of the Agreement are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by Employer's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the

          Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

     C.   The consummation of:

          (i) A merger, consolidation or reorganization involving Employer, unless such merger, consolidation or reorganization is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a merger, consolidation or reorganization of Employer into, with or involving Countrywide Credit, Holdings or where:

               a. the stockholders of Employer, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy percent (70%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

               b. the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or in the event that, immediately following the consummation of such transaction, a corporation beneficially owns, directly or indirectly, a majority of the Voting Securities of the Surviving Corporation, the board of directors of such corporation; and

               c.   no Person other than (i) Employer, (ii) any Subsidiary,
                    (iii) any employee benefit plan (or any trust forming a part thereof) maintained by Employer, the Surviving Corporation, or any Subsidiary, (iv) Countrywide Credit, or (v) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty five percent (25%) or more of the combined voting power of the Surviving Corporation's then outstanding Voting Securities or its common stock;

          (ii) A complete liquidation or dissolution of Employer; or

          (iii) The sale or other disposition of all or substantially all of the assets of Employer to any Person (other than a transfer to a Subsidiary or Countrywide Credit).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of the acquisition of common stock or Voting Securities by Employer which, by reducing the number of shares of common stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided, however, that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of common stock or Voting Securities by Employer, and after such share acquisition by Employer, the Subject Person becomes the Beneficial Owner of any additional common stock or Voting Securities which increases the percentage of the then outstanding common stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.